CERTIFICATE OF SECRETARY
SMARTX ETF TRUST

The undersigned, Rita Dam, hereby certifies that she is a duly elected Assistant Secretary of the SmartX ETF Trust, a Delaware statutory trust (the “Trust”), hereby certifies that the following resolutions were adopted by the Board of Trustees of the Trust at its meeting on November 18, 2013 and that said resolutions have not been rescinded, modified or revoked, and remain in full force and effect on this date:

Upon motion duly made and seconded, the following resolutions were unanimously adopted, first by a majority of the “Disinterested Trustees” of the Fund, as that term is defined in Section 2(a)(19) of the 1940 Act, and then by a majority of the entire Board:

WHEREAS, Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940 require a fidelity bond against larceny and embezzlement covering all officers and employees of a fund with access to securities or funds of the investment company; and

WHEREAS, Rule 17g-l requires that such fidelity bond must be in a form and amount (subject to certain specified minimums) as a majority of the disinterested Trustees shall approve after due consideration of all relevant factors, including, the anticipated value of the fund's assets, custody arrangements and the nature of a fund's investments; now it is

RESOLVED, that the officers of the Trust are authorized to purchase from Chubb Group Insurance Company (or from such other underwriter as the officers of the Trust deemed comparable and that Chubb Group Insurance Company provides coverage similar to the bond presented), a blanket bond in the amount of $50,000, to be in, in substantially the form presented at this meeting and that the appropriate officers of the Trust are authorized to increase the amount of the bond as is necessary to satisfy the requirements of Rule 17g-1 (d) under the Investment Company Act of 1940.

FURTHER RESOLVED, that the amount of the fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board of Trustees, including, but not limited to, the existing and projected value of the aggregate assets of the Trust to which any covered person may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities held by the Company;

FURTHER RESOLVED, that any officer of the Trust is authorized to execute and deliver said fidelity bond and to make any and all payments and do any and all other acts, in the name of the Trust and on its behalf, as he or she, or any of them, may determine to be necessary or desirable and proper with advice of counsel in connection with the foregoing resolutions;

FURTHER RESOLVED; that Rita Dam is designated as the individual responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the Investment Company Act of 1940.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 29th day of January, 2014.

/s/ Rita Dam
Rita Dam
Assistant Secretary

JOINT INSURANCE AGREEMENT

AGREEMENT dated as of ___________, among and Guinness Atkinson Asset Management, Inc. (the “Advisor”), Guinness Atkinson Funds (“GAF”), on behalf of its portfolio series listed on Exhibit A, SmartX ETF Trust (“SXETF”), on behalf of its portfolio series listed on Exhibit A, (each series, individually, a “Fund”; collectively, the “Funds” and GAF and SXETF, collectively, the “Trusts”)) (each of the Funds and Advisor, an “Insured” and collectively, the “Joint Insureds”).

WHEREAS, the Trusts are management investment companies registered under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, Rule 17d-1(d)(7) under the Act permits arrangements regarding liability insurance policies(including  providing directors and officers/employees and officers coverage) among registered investment companies and their affiliates provided certain conditions are met; and

WHEREAS, the Trustees of each Fund (including a majority of the Trustees who are not “interested persons” of such Fund, as defined by Section 2(a)(19) of the Act) have given due consideration to the amount and ratable allocation of premiums for a joint insured errors and omissions liability policy and (i) have approved each particular Fund’s participation in such policy as being in the best interests of that Fund, and (ii) have determined that the allocation of the premium for the joint insured policy to be allocated to each particular Fund as set forth herein is fair and reasonable to that Fund.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, hereby agree as follows:

1.
Joint Policy.  To insure the Joint Insureds and their respective Trustees and officers against their errors or omissions, the Joint Insureds shall purchase a joint insurance policy (the “Policy”) from a reputable insurance company (the “Insurer”).

2.
Limits of Liability.  The limit of the Insurer’s liability under the Policy shall not be less than an amount approved by each Fund’s Board of Trustees and shall be no less than the sum of the amount each Trust would be obligated to maintain pursuant to Rule 17g-1 and the amount of any bond the Advisor would be obligated to maintain pursuant to federal statutes or regulations had it not been named an insured.

3.
Ratable Allocation of Premium.  The premium shall be allocated among the Joint Insured in accordance with Rule 17d-1(d)(7), and each Fund shall be allocated a proportionate share of the total premium due under the Policy allocable to the Trusts based on each Fund’s net assets.

4.	Allocation of Deductibles and Proceeds.

a.
The term “Related Loss” as used in this Section 4 shall mean any Loss (as defined below) sustained by a Fund or by an officer, Trustee or employee of a Fund in connection with one or more of a number of claims that are treated as a single claim under the Policy.  As used in the preceding sentence, the term “Loss” shall mean any Loss (as such term or similar term is defined in the Policy) for which payment is made under the Policy by the Insurer on behalf of the Funds or their respective officers, Trustees or employees, or for which payment would have been made by the Insurer under the Policy if the limits of the Insurer’s liability under the Policy had not been exceeded.  The term “Recovery” shall mean the aggregate amount paid by the Insurer on behalf of the Funds (or their respective officers, Trustees or employees) with respect to Related Losses.

b.	If there is an actual pecuniary loss suffered by the Joint Insureds under circumstances covered by the Policy, any recovery shall be allocated as follows:

i.
If more than one of the Joint Insureds sustains a Related Loss for which Recovery is received under the Policy, each such Insured shall receive that portion of the Recovery that is sufficient in amount to indemnify that Insured in full for the Loss sustained by it, unless the Recovery is inadequate to fully indemnify all Insureds sustaining a Related Loss.

ii.
If the Recovery is less than the amount required to indemnify fully all Joint Insureds sustaining Related Losses because the limits of the Insurer’s liability under the Policy have been exceeded, the Recovery shall be allocated among such Insureds as follows: (i) each Insured, to the extent it sustains a Related Loss, shall be allocated in proportion to each actual Related Loss for such Insured; and (ii) the remainder of the Recovery, if any, shall be allocated among the other Insureds (who have not been fully indemnified for their Related Losses) in proportion to the relative share of premium paid by each Insured.  For purposes of the allocation of proceeds under this paragraph, Related Losses sustained by any officer, Trustee or employee of any Fund shall be deemed to be Related Losses of such Fund.

iii.
In each case of Related Losses, the applicable deductible under the Policy will be allocated among the Insureds sustaining Related Losses in proportion to the relative share of Recovery received by each Insured.

5.
Claims and Settlements.  Each Insured shall, within five days after the making of any claim under the Policy, provide the other Insureds with written notice of the amount and nature of such claim.  Each Insured shall provide the other Insureds with written notice of the terms of settlement of any claim made under the Policy by such Insured within five days after the receipt thereof.

6.
Term.  Subject to paragraph 7 hereof, this Agreement shall remain in effect so long as each Fund’s Board of Trustees (including a majority of the Trustees who are not “interested persons,” as defined by Section 2(a)(19) of the Act, of a Fund) makes the annual determinations respecting the Policy required under Rule 17d-1(d)(7), and annually approves the renewal of the Policy.

7.
Withdrawal and Amendments.  Any Fund may withdraw from this Agreement at any time and cease to be party hereto (except with respect to losses occurring prior to such withdrawal) by giving written notice to the other Funds of such withdrawal.  Upon withdrawal, a withdrawing Fund shall be entitled to receive any premium rebated by the Insurer with respect to such withdrawal as is determined by the Funds to be equitable.  Each Insured agrees to additional investment companies advised by the Advisor and additional Funds being named as a Joint Insured under the Policy and this Agreement, and Exhibit A shall be revised to reflect such additional insureds.  Otherwise, this Agreement may be amended by the parties hereto in a written agreement signed by all such parties.

8.	Filing with the Commission. The form of this Agreement shall be filed with the Commission as required.

9.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

10.	No Assignment. This Agreement may not be assigned.

11.
Notices.  All notices and other communications hereunder shall be in writing and shall be addressed to the appropriate Insured at such Insured’s principal office as identified in the registration statement, with respect to Funds, or Form ADV, with respect to the Advisor.

12.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed and delivered shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the day and year first above written.

GUINNESS ATKINSON FUNDS, on behalf of its various series, individually and not jointly

By:
Title:

SMARTX ETF TRUST, on behalf of its various series, individually and not jointly

By:
Title:

GUINNESS ATKINSON ASSET MANAGEMENT, INC.

By:
Title:

EXHIBIT A

Guinness Atkinson Funds
Guinness Atkinson Alternative Energy Fund
Guinness Atkinson Asia Focus Fund
Guinness Atkinson Asia Pacific Dividend Fund
Guinness Atkinson China & Hong Kong Funds
Guinness Atkinson Global Energy Fund
Guinness Atkinson Global Innovators Fund
Guinness Atkinson Inflation Managed Dividend Fund
Guinness Atkinson Renminbi Yuan & Bond Fund

SmartX ETF Trust
SmartX NASDAQ Quality Dividend Index ETF

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